EXHIBIT 15

July 18, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated July 18, 2014 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three and six-month periods ended June 30, 2014 and 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014 is incorporated by reference in its Registration Statements on Form S-3 (No.033-55425, 333-22355, 333-101455, and 333-186695), Form S-8 (No. 033-58347, 333-49280, 333-136083, 333-136086, 333-146932, 333-148995, 333-175260 and 333-195331) and Form S-4 (No. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey